Exhibit (c)(11) Considerations February 2024

Indiana's Rationale for Acquiring Arizona's Outstanding Shares

Transaction Consistent with Indiana's Strategy	• US is a key market for Indiana • Networks and renewables are core to Indiana's growth strategy • Transaction further increases exposure to A-rating countries
Unclear Benefits, If Any, of Arizona Being Listed	• Market does not ascribe Arizona the same value as its peers - L6M/L12M performance of (7.4%)/(22.3%) vs (2.3)%/(12.3%) of Arizona's peers[1] and (1.6%)/(4.9%) of UTY Index • Unappealing acquisition currency - Arizona currently trading at 13.8x 2024E P/E vs. peers mean and median of 14.3x - Low liquidity of the stock ($30 MM ADTV[2] over last 6 months vs $193 MM ADTV[2] for peers[1]) • Arizona's listed nature demands a dividend policy that might not be underpinned by its growth prospects and capital needs
Transaction will Simplify Indiana's Group Structure	• Facilitates capital allocation and avoids dividend leakage • Reduces complexities derived from a U.S. listed subsidiary • Full integration should unlock operational benefits and enhance the group's operating and strategic flexibility
Transaction Consistent with Indiana's Financial Policy	• Price expected to be in line with comparable companies trading multiples • Slightly EPS accretive • Rating neutral (BBB+ / Baa1)

Source: Capital IQ as of February 22, 2024

Notes:

1. Arizona's peers include Exelon Corporation, FirstEnergy, Eversource Energy and PPL Corporation
2. Average daily trading volume

2

Arizona’s Rationale for Acquisition • Market does not ascribe a premium valuation to Arizona relative to peers Cash Premium • Cash premium above current share price provides certainty of value to Arizona shareholders • Market expectations that long-term EPS guidance will be reset lower at the upcoming Capital Markets Day Declining EPS • Any reduction in long-term guidance will likely pressure Arizona’s stock price and limit shareholder upside for the next several years • Arizona’s limited public float will likely make future equity raises more difficult Future Capital Needs • There is greater fundraising optionality as a subsidiary of Indiana Integration • Ability to unlock benefits of full integration with the broader Indiana group • Arizona’s listed nature demands a dividend policy that might not be underpinned by its growth prospects and capital Dividend Policy needs Governance • Transaction will streamline the governance and decision-making process 3

Talking Points for Queens

Transaction Consistent with Indiana's Strategy	• US is a key market for Indiana • Networks and renewables are core to Indiana's growth strategy • Transaction further increases exposure to A-rating countries
Unclear Benefits, If Any, of Arizona Being Listed	• Market does not ascribe Arizona the same value as its peers - L6M/L12M performance of (7.4%)/(22.3%) vs (2.3)%/(12.3%) of Arizona's peers[1] and (1.6%)/(4.9%) of UTY Index • Unappealing acquisition currency - Arizona currently trading at 13.8x 2024E P/E vs. peers mean and median of 14.3x - Low liquidity of the stock ($30 MM ADTV[2] over last 6 months vs $193 MM ADTV[2] for peers[1]) • Arizona's listed nature demands a dividend policy that might not be underpinned by its growth prospects and capital needs
Transaction will Simplify Indiana's Group Structure	• Facilitates capital allocation and avoids dividend leakage • Reduces complexities derived from a U.S. listed subsidiary • Full integration should unlock operational benefits and enhance the group's operating and strategic flexibility
Transaction Consistent with Indiana's Financial Policy	• Price expected to be in line with comparable companies trading multiples • Slightly EPS accretive • Rating neutral (BBB+ / Baa1)

Since Queens' investment in Indiana, unrealized capital gain for Queens has been €2.9 Bn and Queens has received €2.6 Bn in dividend distribution (metrics include Queen's investment in both Indiana and Arizona)

Source: Capital IQ as of February 22, 2024

Notes:

1. Arizona's peers include Exelon Corporation, FirstEnergy, Eversource Energy and PPL Corporation
2. Average daily trading volume

4

APPENDIX Additional Materials 5

Historical Trading Performance of Arizona Share Price Performance # Date Description (1) Indexed Share Price Performance Since Platinum Acquisition Announcement A A Dec-21 Platinum transaction rejected by NMPRC (%) Jan-22 Appealed to the NMSC B B 140 C C Sep-22 Arizona Analyst Day May-23 NMSC denies remand to NMPRC D D E E Jan-24 Termination of Platinum deal 120 100 B A (6.4%) C (9.1%) 80 D L3M SPP L6M SPP L12M SPP Arizona 1.0% (7.4%) (22.3%) Arizona Peers (2.0%) (2.3%) (12.3%) E (36.6%) 60 UTY (2.9%) (1.6%) (4.9%) 40 Oct-20 Feb-21 Jun-21 Oct-21 Feb-22 Jun-22 Oct-22 Feb-23 Jun-23 Oct-23 Feb-24 (2) Arizona Arizona Peers UTY Source: Capital IQ as of February 22, 2024 Notes: 1. Arizona’s acquisition of Platinum announced on October 21, 2020 2. Arizona peers include Exelon Corporation, FirstEnergy, Eversource Energy and PPL Corporation ADDITIONAL MATERIALS 6

Transaction Impacts

Assuming No Synergies and No Transaction Costs[1]

		Acquisition Financing		Accretion / (Dilution)[2]		S&P FFO/ND	Moody´s FFO/ND
	Indiana Standalone					20.4%	20.6%
	Indiana BBB+ Thresholds					17.0%	17-18%
		Premium over Share Price[3]	Acquisition Debt	2025	2026	2025	2025
Power Delay	$35.0p.s. Offer Price	9.8%	$2.5Bn	1.0%	0.9%	19.4%	19.6%
Power Delay	$36.0p.s. Offer Price	13.0%	$2.6Bn	1.0%	0.9%	19.4%	19.6%
Power Delay	$37.0p.s. Offer Price	16.1%	$2.7Bn	0.9%	0.8%	19.4%	19.5%
Power Delay	$38.0p.s. Offer Price	19.2%	$2.7Bn	0.9%	0.8%	19.3%	19.5%
No Power Delay	$35.0p.s. Offer Price	9.8%	$2.5Bn	0.7%	0.7%	19.4%	19.6%
No Power Delay	$36.0p.s. Offer Price	13.0%	$2.6Bn	0.7%	0.6%	19.4%	19.6%
No Power Delay	$37.0p.s. Offer Price	16.1%	$2.7Bn	0.6%	0.6%	19.4%	19.5%
No Power Delay	$38.0p.s. Offer Price	19.2%	$2.7Bn	0.6%	0.5%	19.3%	19.5%

Source: Capital IQ as of February 22, 2024, Credit Rating Reports and Company Information

Notes:
1. Assuming additional debt at 4.81% interest rate cost and 26.5% corporate tax rate as per Indiana management. Indiana TSO (Total Shares Outstanding) of 6,239MM based on public company numbers. Exchange rate of $1.096 per euro
2. Assuming 72.6MM shares to be acquired at tender offer out of 388MM FDSO (Fully Diluted Shares Outstanding). Arizona FDSO compounds: 387MM of outstanding shares as of Q4-2023 (of which 315.7MM owned by Indiana), 1.5MM in PSUs (Phantom Shared Units) and RSUs (Restricted Stock Units) nonvested as of Dec 2023 and adjusted for 0.01MM in RSUs granted and settled in January 2024
3. Premium over current price of $31.9 p.s. as of 22 February 2024

ADDITIONAL MATERIALS 7

Net Profit and Loss from Queens Investment in Indiana and Arizona

	Investment in Indiana (March 2011)				Investment in Arizona (May 2021)				Total
	# MM Shares	% Stake	Implied Acq. Share Price	EUR MM [(1)]	# MM Shares	% Stake	Implied Acq. Share Price	EUR MM [(1)]	EUR MM [(1)]
Initial Investment	*358.8*	*6.2%*	*€5.63p.s.*	*(2,021)*	*14.4*	*3.7%*	*$51.40p.s.*	*(613)*	*(2,634)*
Change in Number of Shares [(2)]	*194.1*	*2.5%*	*€4.44p.s.*	*(862)*	*0*	*0%*	*n.a.*	*0*	*(862)*
Total Net Investment as of February 2024	*552.9*	*8.7%*	*€5.21p.s.*	*(2,883)*	*14.4*	*3.7%*	*$51.40p.s.*	*(613)*	*(3,496)*
Collected Dividends Over Time [(3)]				*2,541*				*64*	*2,605*
Value of Queens' Current Position	*552.9*	*8.7%*	*€10.75p.s.*	*5,943*	*14.4*	*3.7%*	*$31.87p.s.*	*404*	*6,348*
Net Profit / (Loss)				**5,602**				**(144)**	**5,457**

Source: Company information, Indiana and Arizona Annual Accounts, and Capital IQ as of February 22, 2024

Notes:

1. Assuming FX spot exchange rate price at the date
2. Change in number of shares over time net of shares acquired, shares sold and shares received from the script dividend policy and based differences on reported number of shares as of December year end from annual accounts for each respective period. Quantification of impact from change in number of shares estimated as: (The variation of numbers of shares for each year) X (volume weighted share price for that period)
3. Based on reported dividend per share for the period multiplied by the average number of shares held by Queens during the yearly period

ADDITIONAL MATERIALS 8

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